Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Sonic Solutions:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-112523) and Forms S-8 (Nos. 333-73412 and 333-66187) of Sonic Solutions of our report dated April 23, 2004, with respect to the balance sheet of of InterActual Technologies Inc. as of December 31, 2003, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the year then ended, which report appears in the Form 8-K/A of Sonic Solutions dated April 28, 2004.

/s/    KPMG LLP

San Francisco, California

April 28, 2004